Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-220491 and No. 333-248425) and on Form S-8 (Registration No. 333-171996 and No. 333-248426) of The First Bancshares, Inc. (the Company) of our report dated March 11, 2022, on our audit of the consolidated financial statements of the Company as of December 31, 2021, and for the year ended December 31, 2021, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2022, on our audit of the internal control over financial reporting of the Company as of December 31, 2021, which report is included in this annual report on Form 10-K.

/s/ BKD, LLP

Jackson, Mississippi

March 11, 2022